Exhibit 99.1

Dear Shareholders:

I am pleased to report that your Company continued the positive trend of steady financial results during the third quarter of 2004. For the quarter ended September 30, 2004, earnings per diluted share increased 13.33% to $0.68, compared to $0.60 per diluted share during the third quarter of 2003. Net income for the recently completed quarter was $5.3 million, which compared favorably to $4.7 million for the same period a year earlier.

Through the first nine months of 2004, earnings per diluted share of $1.90 represented an increase of 11.76% compared to $1.70 for the same three quarters in 2003. Net income of $14.7 million for the nine-month period ending September 30, 2004 was up 8.53% over the $13.6 million reported at the end of the third quarter in 2003. These results translated into a return on average equity of 16.23% and a return on average assets of 1.43% at September 30, 2004, which compared favorably to 15.11% and equally to 1.43%, respectively, at the same time a year ago.

As I have noted to you in my previous shareholder letters, your Company has been able to withstand the challenges of a protracted period of historically low interest rates by staying the course established early to weather this unprecedented assault on the net interest margin. In part, our strategy focused on quality growth within the balance sheet, enhanced asset quality management practices, increased non-interest income generation and diligence in controlling non-interest expense.

At September 30, 2004, record total assets of $1.4 billion were up 11.30% over the same period a year ago. Total loans of $1.0 billion and investments of $290.4 million, representing the two largest asset categories, increased 9.42% and 24.60%, respectively, year-on-year. Total deposits of $993.6 million increased 10.07% from levels reported at September 30, 2003.

During the third quarter, a review of both affiliate bank loan portfolios by an independent third party confirmed management’s assessment that the UnitedKingfield Bank portfolio had stabilized and the allowance for loan and lease losses (ALLL) should be adjusted downward by $1.25 million. Camden National Bank’s loan portfolio was also reviewed by the same third party, and following a downgrade of several loan relationships impacted by weather-related construction delays and a slower than expected tourist season, its ALLL was increased $400,000. Year-to-date, the quality of the Company’s loan portfolio continues to be stable as evidenced by the level of non-performing loans to total loans, which at 0.76%, is up nominally from 0.70% at December 31, 2003. In addition, total net recoveries through the first nine months of the year were $201,600, a level well ahead of peer and industry averages.

In September, a jury trial took place wherein Camden National Bank was a defendant in a lawsuit brought by a former commercial customer. While 20 of the original 21 counts were dismissed, the jury did return a verdict against Camden National Bank on the one remaining count and awarded damages of $1.5 million. Management of Camden

National Bank and the Company has reviewed this matter with counsel and the Company’s outside auditors. Management continues to believe that the allegations are unfounded and that it is probable that this judgment will be reversed upon appeal. A motion has been filed asking the judge to reverse the jury verdict and accompanying award of damages. Accordingly, no reserve for potential settlement expenditure has been recorded as of September 30, 2004. A more detailed discussion will be available in the Company’s September 30, 2004 Form 10-Q to be filed with the Securities and Exchange Commission.

Following-up on its June increase of the Federal Funds rate, the first in well over three years, the Federal Reserve effected two additional 25 basis point increases in August and September, respectively, triggering an upward adjustment to the banking industry’s major pricing index, the Wall Street Journal Prime Rate. The latter is expected to have a beneficial effect on the Company’s net interest margin, which at September 30, 2004 had fallen to 3.76% or 29 basis points lower than a year ago. Mitigating this previous narrowing of the net interest margin has been a $1.1 million, or 14.32%, improvement in non-interest income year-to-date compared to 2003. The latter has been fueled, in part, by the continued expansion of revenues at Acadia Trust, N.A., the Company’s wealth management affiliate. Management at Acadia Trust, N.A. embarked on a four-point plan earlier this year that has resulted, not only in increased revenues, but also greater efficiency of operations.

The third quarter was a busy one in terms of significant events taking place at the Company and its affiliates. Robin Sawyer was welcomed as a new member of the Company’s Board of Directors. Robin’s extensive background in the field of finance, including her current role as the controller of a public company, will serve the Board well in the future. In July, your management presented at its first-ever investor conference in an effort to increase the visibility of your Company among the investment community. Camden National Bank received the designation of Express Lender by the U.S. Small Business Administration enabling it to be more responsive to the financing needs of small businesses, historically a major contributor to our balance sheet growth. Reflecting its commitment to remaining the premier community bank in Maine, Camden National Bank introduced a new marketing campaign, Roots You Can Bank OnSM, which embodies the Bank’s history and dedication to the markets it has served for well over a century.

The Board of Directors of the Company approved a dividend of $0.20 per share, payable on October 29, 2004 to shareholders of record on October 15, 2004. This represents an increase of 5.26% over the dividend paid for the same period a year ago. The stock price of Camden National Corporation (AMEX: CAC) ended the third quarter of 2004 at $34.51, an increase of $5.00, or 16.94% above the closing price at September 30, 2003.

Management and the Board of Directors make every effort possible to ensure that all shareholders are informed of business activities and events that may affect the financial condition of the Company. This includes news releases, shareholder letters and the Company’s quarterly and annual reports. In addition, each shareholder is encouraged to review the Company’s filings with the Securities and Exchange Commission, which are available by contacting management or online at www.sec.gov, www.camdennational.com and www.unitedkingfield.com.

In closing, I would like to mention that at our annual Leadership Conference, held on September 30, 2004, management introduced a long-term vision that restated our core values, confirmed our core purpose and enlightened leaders at all levels of the Company as to what it will take to advance our goal of being a national model for sustainable community banking. I look forward to sharing that vision with you in 2005 as we embark on the 130th year of our being.

Sincerely,

Robert W. Daigle

President and Chief Executive Officer

Consolidated Statements of Condition (unaudited)

	September 30,		December 31,
(In thousands, except number of shares & per share data)	2004	2003	2003
Assets
Cash and due from banks	$32,626	$32,018	$37,164
Federal funds sold	—	3,820	—
Securities available for sale, at market value	290,389	232,252	302,951
Securities held to maturity	—	799	798
Residential mortgages held for sale	706	10,769	—
Loans, less allowance for loan and lease losses of $13,651, $14,491 and $14,135 at September 30, 2004 and 2003 and December 31, 2003, respectively	1,028,937	928,232	952,720
Premises and equipment, net	16,350	15,998	15,739
Goodwill	3,991	3,518	3,518
Other assets	57,709	58,068	57,473

Total assets	$1,430,708	$1,285,474	$1,370,363

Liabilities
Deposits:
Demand	$137,504	$125,398	$119,216
NOW	115,474	121,321	112,116
Money market	222,828	186,538	184,766
Savings	113,304	108,909	108,508
Certificates of deposit	404,487	360,526	376,390

Total deposits	993,597	902,692	900,996
Borrowings from Federal Home Loan Bank	236,628	200,600	277,043
Other borrowed funds	65,210	53,457	61,365
Accrued interest and other liabilities	10,723	11,910	11,253

Total liabilities	1,306,158	1,168,659	1,250,657

Shareholders’ Equity
Common stock, no par value; authorized 20,000,000 shares, issued 7,634,975 on September 30, 2004 and 8,609,898 shares on September 30, 2003 and December 31, 2003, respectively	2,450	2,450	2,450
Surplus	4,460	5,387	5,353
Retained earnings	115,477	123,384	127,460
Accumulated other comprehensive income
Net unrealized gains on securities available for sale, net of tax	1,973	2,978	2,864
Net unrealized gains on derivative instruments marked to market, net of tax	190	765	536

Total accumulated other comprehensive income	2,163	3,743	3,400

Less cost of 831,456 and 851,248 shares of treasury stock on September 30, 2003 and December 31, 2003, respectively	—	18,149	18,957

Total shareholders’ equity	124,550	116,815	119,706

Total liabilities and shareholders’ equity	$1,430,708	$1,285,474	$1,370,363

Camden National Corporation stock is listed on the American Stock Exchange under the ticker symbol "CAC." Stock prices shown in chart are as of close of trading on the last business day of the month.

Consolidated Statements of Income (unaudited)

	Nine Months Ended September 30,		Three Months Ended September 30,
(In thousands, except number of shares & per share data)	2004	2003	2004	2003
Interest Income
Interest and fees on loans	$43,097	$42,039	$14,621	$14,216
Interest on securities	9,450	11,052	2,938	3,079
Other interest income	350	449	141	152

Total interest income	52,897	53,540	17,700	17,447

Interest Expense
Interest on deposits	10,930	10,760	3,765	3,476
Interest on borrowings	5,779	7,086	1,936	2,281

Total interest expense	16,709	17,846	5,701	5,757

Net interest income	36,188	35,694	11,999	11,690

Provision for Loan and Lease Losses	(685)	1,050	(850)	185

Net interest income after provision for loan and lease losses	36,873	34,644	12,849	11,505

Other Income
Service charges on deposit accounts	2,804	2,810	939	928
Trust and investment management income	2,363	1,595	788	502
Life insurance earnings	696	547	232	179
Other income	2,767	2,597	770	922

Total other income	8,630	7,549	2,729	2,531

Operating Expenses
Salaries and employee benefits	13,051	11,909	4,388	3,707
Premises and fixed assets	3,239	3,255	1,039	1,058
Amortization of core deposit intangible	678	706	223	235
Other expenses	6,579	6,168	2,134	1,938

Total operating expenses	23,547	22,038	7,784	6,938

Income before income taxes	21,956	20,155	7,794	7,098
Income Taxes	7,230	6,587	2,538	2,350

Net Income	$14,726	$13,568	$5,256	$4,748

Per Share Data

Basic earnings per share	$1.91	$1.70	$0.68	$0.60

Diluted earnings per share	1.90	1.70	$0.68	$0.60

Cash dividends per share	$0.60	$0.53	0.20	0.19

Weighted average number of shares outstanding	7,701,805	7,966,384	7,656,939	7,894,807

A complete set of financial statements for Camden National Corporation may be obtained upon written request to Gregory A. Dufour, Chief Banking Officer, Camden National Corporation, P.O. Box 310, Camden, Maine 04843.